Exhibit 3.99

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:27 PM 06/16/2015
FILED 12:30 PM 06/16/2015
SRV 150926713 - 5767308 FILE

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF

GGCOF HEP BLOCKER II, LLC

This Certificate of Formation is being executed as of June 16, 2015 for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq.

The undersigned, being duly authorized to execute and file this Certificate, does hereby certify as follows:

1.                                      Name. The name of the limited liability company is GGCOF HEP Blocker II, LLC (the “Company”).

2.                                      Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at 615 South DuPont Highway, Dover, DE 19901. The registered agent of the Company for service of process at such address is National Corporate Research, Ltd.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

By:	/s/ Julintip Thirasilpa
Julintip Thirasilpa, an Authorized Person